Exhibit 10.1

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

SHARE SALE AND PURCHASE AGREEMENT

OF THE COMPANY

SHOESIZE.ME AG

Dated September 8, 2025

September 8, 2025 (the date of this Agreement).

PARTIES

On the one hand,

-	Mr. Timo Steitz, of legal age, of German nationality, with address for these purposes in [***], and holder of I.D. number [***], in force. In his own name and on his own behalf.

-	Mr. Wilhelm Steitz, of legal age, of German nationality, with address for these purposes in [***], and holder of I.D. number [***], in force. In his own name and on his own behalf.

-	Mr. Ettore Weilenmann, of legal age, of Swiss nationality, with address for these purposes in [***], and holder of I.D. number [***], in force (the Majority Seller 3). In his own name and on his own behalf.

Hereinafter, Mr. Timo Steitz, Mr. Wilhelm Steitz and Mr. Ettore Weilenmann shall be jointly referred to as the Majority Sellers and, any of them, individually and where appropriate as a Majority Seller.

-	The natural and legal persons indicated in Annex 0, with their corresponding identification details and acting in the representation specified therein.

Hereinafter, the Majority Sellers and the natural and legal persons indicated in Annex 0 shall be jointly referred to as the Sellers and, any of them, individually and where appropriate as a Seller.

On the other hand,

-	MY SIZE INC. company duly constituted under the laws of Delaware (United States), with registered address at HaNegev 4, POB 1026, Airport City, Israel, 701000, and registered within the Commercial Register of Delaware under number 510394637 (the Purchaser).

The Purchaser is duly represented herein by Mr. Ronen Luzon, of legal age, of Israeli nationality, with the same address for these purposes as the one indicated for the represented party, and holder of Israeli passport number 39013432, in his capacity as Chief Executive Officer of the Purchaser.

Hereinafter, the Sellers and the Purchaser shall be jointly referred to as the Parties and, any of them, individually and where appropriate as a Party.

EXHIBITIONS

I.	Whereas, on the Closing Date, the Sellers are the owners, with all their rights and free of charges and encumbrances and of any other rights in favor of third parties, of 253,948 fully paid-in registered shares with a nominal value of CHF 1 each (the Shares), representing one hundred percent (100%) of the share capital and voting rights of ShoeSize.Me AG, a corporation (Aktiengesellschaft) duly constituted under the laws of Switzerland, with registered office at Leberngasse 19, 4600 Olten, Switzerland, and registered within the Commercial Register of the canton of Solothurn under number CHE- 177.225.994 (the Company).

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On the Closing Date, the Sellers are the owners of the Shares in the proportion and on the basis of the ownership titles set forth in Annex I.

II.	Whereas, the main activity of the Company is the development of an AI-driven sizing assistant designed to simplify and optimize shoe purchases online by helping customers find the right fit and helping e-tailers sell more efficiently (the Activity).

III.	Whereas, the Purchaser has conducted a review of the legal, financial and technical aspects of the Company which was completed on May 18, 2025 (the Due Diligence Process).

IV.	Whereas, following the Due Diligence Process, the Purchaser is interested in acquiring and purchasing the Shares, which the Sellers are interested an in position of selling and transferring, subject to the terms and conditions set forth herein.

V.	Whereas, in accordance with the foregoing, the Parties agree to enter into this SHARE SALE AND PURCHASE AGREEMENT (the Agreement), which shall be governed by the following,

CLAUSES

1.	DEFINITIONS AND RULES OF INTERPRETATION

1.1.	For the purposes of the Agreement, the terms set out in Annex 1.1 shall be construed in accordance with their definitions. Other terms may be defined elsewhere throughout the Agreement and shall be construed in accordance with the definitions set forth therein.

1.2.	The Agreement shall be interpreted in accordance with the rules of interpretation set out in Annex 1.2.

2.	OBJECT AND PURPOSE – SALE AND PURCHASE OF THE SHARES

2.1.	Subject to the performance on the Closing Date of all the actions set out in clause 4 below, each Seller hereby agrees to sell and, at the Closing Date, to transfer and assign to the Purchaser, who hereby agrees to purchase and acquire from each Seller, the Shares, free and clear of all Liens and encumbrances and with all rights, for the price and on the terms and conditions set out in the Agreement.

2.2.	By acquiring the Shares, the Purchaser acquires control over the Company’s Activity, and over all the properties and rights comprising the Company’s assets. The transfer of the Shares’ ownership and the consequent access to the control of the Company described in this clause constitute the ultimate cause and purpose of the Agreement.

3.	CONSIDERATION AND PAYMENT

3.1.	As consideration for the Shares, the Purchaser will pay to the Sellers the Initial Consideration, under the terms and conditions set forth in this clause 3.

3.2.	The Initial Consideration has been calculated in accordance with the methodologies agreed by the Parties, who declare and represent to be in full agreement with the same.

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3.3.	Initial Consideration

3.3.1.	On the Closing Date, as consideration for their Shares, the Purchaser settles the following consideration: USD 440,000 (the Initial Consideration), in the form specified below.

The Initial Consideration shall be paid as follows:

(i)	An amount of USD 150,000 of the Initial Consideration in cash (the Initial Cash Consideration).

(ii)	The remaining portion of the Initial Consideration, that is, an amount of USD 290,000 (the Initial Equity Consideration) in the form of newly issued shares of common stock of the Purchaser, each having a par value of $0.001 per share (the Initial Consideration Shares). It is agreed that the number of Initial Consideration Shares is determined by dividing USD 290,000 by the average per share closing price of the Purchaser’s common stock on Nasdaq during the seven trading days commencing on August 27, 2025 and ending on September 5, 2025, representing in the aggregate, immediately prior to the issuance of such shares at the Closing Date, no more than eight percent (8%) of the issued and outstanding shares of common stock of the Purchaser. Those shares shall be issued free of any Liens and encumbrances, fully paid, non-assessable, and not subject to any lock-up or resale restrictions other than those required by the applicable securities law, the Lock-Up Agreement and the Voting Agreement (both as defined herein).

The Parties expressly agree that the Initial Consideration Shares corresponding to:

■	Aargauische Kantonalbank (i.e., 3,540 shares) shall be issued to Mr. Timo Steitz, on behalf of Aargauische Kantonalbank;

■	SP ex Draze for ShoeSize.Me AG (i.e., 6,528) shall be issued to Mrs. Claudia Neuenschwander, on behalf of SP ex Draze for ShoeSize.Me AG.

Consequently, the number of Initial Consideration Shares issuable to each Seller shall be as set forth in Annex 3.3.1(ii).

Such issuance shall be deemed to fully satisfy the Purchaser’s obligation to deliver the Initial Consideration Shares attributable to Aargauische Kantonalbank and SP ex Draze for ShoeSize.Me AG.

Mr. Timo Steitz shall assume the obligation to compensate Aargauische Kantonalbank, and Claudia Neuenschwander shall assume the obligation to compensate SP ex Draze for ShoeSize.Me AG, in each case by means of separate agreements to be entered into between them and their respective beneficiaries, on such terms as they may agree. Any such settlements shall be a matter solely between those parties and shall not give rise to any rights or obligations of the Purchaser.

Aargauische Kantonalbank, SP ex Draze for ShoeSize.Me AG, Timo Steitz and Claudia Neuenschwander hereby expressly acknowledge and agree that the Purchaser has no outstanding obligations whatsoever in respect of the Initial Consideration Shares, and irrevocably waive any right to bring or pursue any claim against the Purchaser, the Company or any of their employees or affiliates in this regard, confirming that all obligations relating to the Initial Consideration Shares are duly fulfilled.

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3.3.2.	It is acknowledged and agreed by the Parties that a portion of the Initial Cash Consideration shall be applied towards the settlement of certain fees and expenses payable by the Sellers to CORUM GROUP INTERNATIONAL, S.à.r.l. in connection with the transaction set forth herein, and which amount to USD 50,000 (the Corum Fees).

The Parties further acknowledge and agree that the Purchaser shall directly pay the Corum Fees to CORUM GROUP INTERNATIONAL, S.à.r.l. on behalf of the Sellers at Closing. Accordingly, the Initial Cash Consideration payable to the Sellers at Closing shall be reduced by an amount equal to the Corum Fees, resulting in a net cash amount of USD 100,000 to be paid to the Sellers (the Net Initial Cash Consideration), and such direct payment to CORUM GROUP INTERNATIONAL, S.à.r.l. of the Corum Fees shall fully discharge the Purchaser’s obligation towards the Sellers with respect to such amount.

3.4.	Payment and settlement

3.4.1.	The Net Initial Cash Consideration shall be satisfied by the Purchaser to the Sellers on the Closing Date, by means of international irrevocable bank wire transfer to the bank account of the Majority Seller 3 as detailed in Annex 3.4.1. Immediately after receipt of the Initial Cash Consideration by the Majority Seller 3, but in no event later than seven
(7) days after, the Majority Seller 3 shall, by means of international irrevocable bank wire transfer, disburse to the bank accounts for each remaining Seller the correspondent part of the Net Initial Cash Consideration to the remaining Sellers, and according to the stake percentages set forth in Annex I.

The Parties expressly acknowledge and agree that, upon the Purchaser’s payment of the Net Initial Cash Consideration to the Majority Seller 3 as set out above, the Purchaser shall be deemed to have fully and irrevocably discharged any and all of its payment obligations towards the Sellers in respect of the Net Initial Cash Consideration, and no Seller shall be entitled to bring any claim against the Purchaser in relation to such payment.

3.4.2.	The number of Initial Consideration Shares issuable to the Sellers, shall be determined as of the Closing Date, according to the stake percentages set forth in Annex I.

3.4.3.	Failure by the Purchaser to comply with any payment or settlement obligation set forth in this clause may give right to the Sellers to initiate the procedure for resolution of disputes set forth in clause 14.9.

4.	CLOSING. CLOSING ACTIONS AND DELIVERIES. POST-CLOSING ACTIONS

4.1.	Closing

4.1.1.	Subject to the terms and conditions set forth in the Agreement, the consummation of the Shares’ sale and purchase (the Closing) shall take place immediately after the execution/signing of this Agreement (same date) at the offices of MLL Legal Ltd or any other date and place as mutually agreed between the Parties in writing (the Closing Date).

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4.2.	Closing actions and deliveries

4.2.1.	All actions and deliveries described in this clause shall be deemed to be executed as a single act on the Closing Date. Consequently, such actions, without prejudice of being performed in unity with the other actions, shall be deemed to have been executed immediately prior to the formalization by the Parties of the effective transfer of the Shares. The Parties expressly acknowledge and agree that the execution on the Closing Date of each and every one of the actions provided for in this clause are essential obligations of the Agreement, and that none of them shall be deemed to have been performed until such time as each and every one of them has been completed.

4.2.2.	Sellers’ actions and deliveries. On the Closing Date, the Sellers (or the Sellers’ Representative, as applicable) perform the following actions and/or present and deliver the following documents in connection with the transfer of Shares:

(i)	Assignment Declarations. Each Seller delivers the original written assignment declarations in relation to the transfer and assignment of the Shares from each Seller to the Purchaser duly signed by or on behalf of each Seller (wet-ink).

(ii)	Board Resolution Approving the Transfer. The Sellers’ Representative delivers the original of the resolution of the board of directors of the Company approving the transfer of the Shares from the Sellers to the Purchaser and the acknowledgment of the Purchaser as sole shareholder of the Company with full voting rights.

(iii)	Share Register. The Sellers’ Representative delivers the original of the duly signed share register (Aktienbuch) of the Company reflecting the transfer of the Shares from each of the Sellers to the Purchaser and the registration of the Purchaser as the sole legal owner of the Shares with full voting rights.

(iv)	Letters of resignation. The Sellers’ Representative delivers to the Purchaser the original letters of resignation of all the members of the board of directors of the Company, duly signed by them (wet-ink), and by virtue of which, with effect from the Closing Date, they resign from their respective positions, and declare that they have no claims whatsoever against the Company for their services rendered to the Company in their capacity as members of the board of directors; for the avoidance of doubt, excluding and without reference or effect on any Preferred Sellers’ Claims (as this term is defined below).

(v)	Waivers and communications. The Sellers’ Representative delivers to the Purchaser all waivers, consents, and notifications from third parties required in connection with the transactions contemplated in this Agreement, including any waivers of change of control clauses or similar rights, as well as any notices required to be sent to third parties, in each case in form and substance reasonably satisfactory to the Purchaser. In particular, the Sellers’ Representative delivers to the Purchaser the duly signed waiver issued by the Management Agency Technology Fund and Corum Group (the latter expressly waiving any right to claim from the Sellers, the Company, and/or the Purchaser any amounts other than the Corum Fees).

(vi)	Lock-Up Agreement. Each of the Majority Sellers shall have executed the Lock- Up Agreement in the form attached hereto as Annex 4.2.2 (vi) (the Lock-Up Agreement).

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(vii)	Voting Agreement. Each of the Majority Sellers shall have executed the Voting Agreement, in the form attached hereto as Annex 4.2.2 (vii) (the Voting Agreement).

4.2.3.	Purchaser’s actions and deliveries. On the Closing Date, the Purchaser performs the following actions and/or presents and delivers the following documents:

(i)	Internal approval. The Purchaser provides evidence to the Sellers of having obtained the necessary approvals from its competent corporate bodies, as required under its bylaws or applicable law.

(ii)	Net Initial Cash Consideration. The Purchaser pays to the Majority Seller 3 the Net Initial Cash Consideration, in accordance with clause 3.

(iii)	Issuance of Shares. The Purchaser delivers to the Sellers’ Representative an irrevocable instruction letter to the transfer agent, instructing the transfer agent to issue to each Seller, such Seller’s Initial Consideration Shares.

(iv)	UBO Notification. The Purchaser delivers to the Sellers’ Representative a copy of the duly signed notification to the Company of the ultimate beneficial owner(s) of the Shares according to article 697j CO (Meldung der an Aktien wirtschaftlich berechtigten Person(en)).

(v)	Lock-Up Agreement. The Purchaser shall have executed the Lock-Up Agreement.

(vi)	Voting Agreement. The Purchaser shall have executed the Voting Agreement.

4.2.4.	Parties’ actions and deliveries. On the Closing Date, the Parties take the following actions and/or present and deliver the following documents in connection with the sale and purchase of the Shares:

(i)	Powers of attorney. Each of the Parties, as appropriate, exhibits to the other Parties sufficient powers of attorney for the execution of the sale and purchase of the Shares and the performance of the other actions provided for in the Agreement.

(ii)	Closing Memorandum. The Parties agree to record the actions taken at Closing Date as set out in these sections 4.2.2, 4.2.3 and 4.2.4 in a closing memorandum. By executing the closing memorandum, the Parties confirm that all actions taken at the Closing Date are accepted by them to be in compliance with these sections 4.2.2, 4.2.3 and 4.2.4 and that the Closing has been completed.

(iii)	New board and management. The Purchaser shall hold an extraordinary shareholders’ meeting of the Company at which the new members of the governing body of the Company shall be elected. Thereafter, the newly elected members of the governing body shall take a resolution to appoint new members of the management and/or new signatories of the Company. The Purchaser undertakes to register the changes with the competent commercial register.

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4.3.	Post-Closing actions

4.3.1.	The Majority Sellers shall deliver to the Purchaser duly signed (digitally signed e.g. via Docusign) waiver declarations within 60 days after closing date, in the form attached hereto as Annex 4.3.1. signed by each current or former employee who has been granted options under the Company’s stock option plan dated July 31st, 2015, confirming that no further claims exist in connection with such stock options plan.

Failure by the Majority Sellers to comply with this obligation shall entitle the Purchaser to seek full indemnification for any Losses incurred as a result thereof, pursuant to the indemnity provisions set forth in this Agreement.

4.3.2.	Due Diligence Process’ materials. The Parties shall jointly prepare and agree upon a comprehensive index of all documents and information made available in the virtual data room up to June 1, 2025, together with their content. Such data room materials, along with the agreed index, shall, unless already completed on the Closing Date, be transferred within five (5) business days thereafter, to two identical copies of a durable and non-alterable medium (such as encrypted USB devices) and signed off by the Parties as a true and complete record of the information disclosed. The Sellers’ Representative and the Purchaser shall retain one copy of such medium, which shall be held in safekeeping by the respective Party or a mutually agreed trusted third party for a minimum period of ten (10) years from the Closing Date.

5.	TRANSFER OF BENEFIT AND RISK. PREFERRED SELLERS’ CLAIMS

5.1.	The risks and benefits of the Shares shall pass to the Purchaser on the Closing Date.

5.2.	The Parties agree that profits generated in the current fiscal year 2025 as well as any profits that were generated in prior fiscal years but have not yet been distributed to the Sellers (i.e. profits carried forward from previous fiscal years and profits from previous fiscal years regarding which no distribution resolution has yet been passed) shall solely belong to the Purchaser.

5.3.	Notwithstanding the foregoing, the Purchaser undertakes to procure that the Company, through the newly elected members of its governing body and/or management team, ensure that the claims due to the Sellers set forth in Annex 5.3 (the Preferred Sellers’ Claims), are settled as soon as practicable following the Closing Date. In particular any income generated from the Company’s accounts receivables shall be primarily applied to repay the Preferred Sellers’ Claims until they have been settled in full. However, such application shall not prevent or delay the settlement of any liabilities which, pursuant to applicable law, contractual obligations of the Company, or any final and binding court or administrative order, must be discharged with priority. For the avoidance of doubt, nothing in this provision shall require the Purchaser and/or the Company to act in a manner that would place it in breach of applicable law, expose it to enforcement measures, or constitute a default under any of its material agreements in force.

6.	SELLERS’ LIABILITY REGIME

6.1.

Each of the Sellers hereby represents and warrants to the Purchaser that the Fundamental Representations and Warranties (as defined below) are true and correct and not misleading with respect to itself or the Company, respectively, as of the Closing Date. Each of the Majority Sellers further represents and warrants to the Purchaser that the Business Representations and Warranties are true and correct and not misleading with respect to itself or the Company, respectively, as of the Closing Date.

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6.2.	The Sellers shall be severally and not jointly liable —prorate to their stake in the Company’s share capital according to Annex I—, under the terms and conditions set forth in this clause, to indemnify the Purchaser and/or the Company, irrespective of any fault, for any Losses (as this term is defined below) incurred or sustained by the Purchaser and/or the Company, as the case may be, resulting from or arising out of any misrepresentation, inaccuracy or breach of the representations and warranties contained in Annex 6.2 (the Fundamental Representations and Warranties).

6.3.	Additionally, the Majority Sellers shall be severally and not jointly liable —prorate to their stake in the Company’s share capital according to Annex I—, under the terms and conditions set forth in this clause, to indemnify the Purchaser and/or the Company, irrespective of any fault, for any Losses (as this term is defined below) incurred or sustained by the Purchaser and/or the Company, as the case may be, (i) resulting from or arising out of any misrepresentation, inaccuracy or breach of the representations and warranties contained in Annex 6.3 (the Business Representations and Warranties),
(ii) in connection with any act, omission, event or circumstance that occurred or existed prior to the Closing Date, and (iii) from the failure to comply with any of the obligations assumed by them by virtue of the Agreement (including non-compete obligation).

6.4.	In addition, the Majority Sellers shall, defend, indemnify, keep indemnified and hold harmless the Company, the Purchaser and/or their respective Affiliates from and against any and all Losses arising out of or in connection with any claim by any current or former participant or beneficiary under the Company’s stock options plan dated July 31st, 2015, including without limitation any claim relating to ungranted, unvested, or unsettled options or similar rights. This indemnity shall survive shall not be subject to any material, temporary and/or qualitative limits applicable to other indemnities under this Agreement or under the CO and are due irrespective of any fault by the Majority Sellers or of any actual or deemed knowledge by the Purchaser. The indemnity obligations under this clause 6.4 shall expire after 10 (ten) years following the Closing Date. For the avoidance of doubt, the Parties acknowledge and agree that the limitations set forth in clauses 6.8, 6.10, 6.12, 6.13 shall not be applicable to any claim under this section 6.4.

6.5.	Likewise, the Majority Sellers shall defend, indemnify, keep indemnified and hold harmless the Company, the Purchaser and/or their respective Affiliates from and against any and all Losses that arise from, are based upon, or are in any way related to:

(i)	the existence, ownership, management, or operations of the Spanish wholly owned subsidiary of the Company, NUMERO DE CALZADO, S.L., company of Spanish nationality, with registered address at Barcelona (Spain), Estruch 9 (08001), holder of Spanish Tax I.D. number B-66422882, and registered within the Commercial Register of Barcelona, Volume 44,609 , Page 132, Sheet B- 461,083; at any time on or prior to the date of its complete and effective dissolution, liquidation, and cancellation of its registration with the Commercial Registry of Barcelona; and/or

(ii)	the process of regularizing, managing, dissolving, liquidating, and winding-up the Spanish Subsidiary.

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This indemnity shall be subject to any material, temporary and/or qualitative limits set forth in clauses 6.8, 6.10, 6.12, 6.13. The indemnity obligations under this clause 6.5 shall expire after 10 (ten) years following the Closing Date.

6.6.	This is without prejudice to the obligation of the Sellers to indemnify the Purchaser for the breach of any other obligations, commitments or agreements established in the Agreement.

6.7.	Sellers’ liability for Losses shall not be affected or limited by the completion by the Purchaser of the Due Diligence Process. The Parties therefore agree that article 200 CO shall be excluded and not be applicable to this Agreement.

6.8.	Notwithstanding the foregoing, the Sellers shall not be liable in respect of (a) any claim related to the Santoni-legal case or (b) any Direct Claim to the extent —and only to the extent— that the fact, matter, circumstance or occurrence giving raise to such Direct Claim (i) was fairly disclosed in the Due Diligence Process in sufficient detail to enable a reasonably prudent purchaser to identify the nature and scope of the matter in question, and (ii) was within the Purchaser’s knowledge. However, the Purchaser’s knowledge shall not limit or exclude the Sellers’ Liability in respect of any Third-Party Claim, even if the underlying fact, matter, circumstance or occurrence giving rise to such Third-Party Claim was within the Purchaser’s knowledge.

For the purposes of the Agreement, Purchaser’s Knowledge means the actual, conscious awareness (and not imputed, constructive or deemed knowledge) of the Purchaser or any of its representatives, of a fact, matter, circumstance or occurrence, that has been disclosed during the Due Diligence Process in the virtual data room operated via dealroom.co by the Company for this purpose, and contained in the durable and non-alterable medium mentioned in clause 4.2.4 (v), provided such information was disclosed in a manner and to a level of detail that makes the nature and potential impact of the relevant matter reasonably apparent, that is, in a fair and non-misleading manner which would allow the Purchaser to fairly asses and qualify the impact of such fact, matter or circumstance on the business operations, prospects and the valuation of the Company to which such matter, fact, circumstance or occurrence relates, upon first reading and without making any further inquiries or cross examinations of other documents to identify and accurately assess the fact or matter concerned.

6.9.	For the purposes of the Agreement, Loss or Losses shall be understood to mean any losses or damages, costs, obligations, liabilities, fines, interest, payment, penalty, tax or expenses of any kind (including reasonable attorneys, court agents, notaries, auditors, accountants and experts’ fees or cost incurred).

6.10.	The Majority Sellers’ liability set forth in clause 6.3 shall be excluded or reduced, as the case may be, if, and to the extent that:

(i)	Those Losses were expressly identified and provisioned in the last financial statements of the Company as of 31 December 2024, provided that they are identified and for the amount expressly provided;

(ii)	Those Losses are attributable to any loss of profits and/or opportunity costs, moral or reputational damages, indirect losses or damages due to an alleged frustration of expectations;
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(iii)	Those Losses result from any change in accounting or taxation legislation coming into effect after the Closing Date; or due to any change in a law or applicable rule or regulation, occurring after the Closing Date; or,

(iv)	Those Losses are effectively recovered by the Company and/or the Purchaser from any third party (including insurance companies).

6.11.	The limitations stated under clause 6.10 above shall neither apply (i) with respect to the Fundamental Representations and Warranties; nor (ii) with regard to the Business Representations and Warranties set forth in Annex 6.3 section 8 (IP Rights), nor (iii) in case of fraud (Betrug) or willful misconduct (absichtliche Täuschung).

6.12.	Material limits

6.12.1.	Sellers’ obligation to compensate for Losses is subject to the following material limits, unless in case of fraud (Betrug) or willful misconduct (absichtliche Täuschung) of a Seller:

(i)	The maximum liability amounts payable by the Sellers to the Company and/or the Purchaser shall not exceed one hundred percent (100%) of the sum of: (i) the Initial Equity Consideration, as stated in clause 3.3.1 and (ii) the Initial Cash Consideration.

(ii)	The Sellers shall not be liable for any claim for Losses unless:

a.	Such particular Loss exceeds CHF 3,500 (the De Minimis).

For the avoidance of doubt, series of Losses having the same origin or nature shall be deemed as an individual Loss for the purposes of this paragraph and, therefore, as a Loss, even if each or some of the individual Losses belonging to the series do not exceed the aforementioned amount.

b.	The aggregate of Losses also exceeds the amount of CHF 35,000 (the Basket).

In such a case, the Sellers must indemnify the Purchaser for all the Losses that has been occasioned from the first CHF, and not only for the amount by which it exceeds the Basket.

6.12.2.	The limitations set forth in this clause shall not apply (i) with respect to Fundamental Representations and Warranties or (ii) with regard to the Business Representations and Warranties set forth in Annex 6.3 section 6 (Tax Matters) and 10 (Social Security Matters).

6.12.3.	Purchaser agrees that it may not recover twice the same Losses against any Seller.

6.13.	Temporary limits

6.13.1.	Notwithstanding the provisions of the preceding paragraphs, claims of the Purchaser against each Seller for a misrepresentation, inaccuracy or breach of the Sellers’ Representations and Warranties shall be time-barred (verjährt):

a.	With respect to Fundamental Representations and Warranties made in Annex 6.2, as from 10 (ten) years following the Closing Date;

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b.	With respect to the Business Representations and Warranties made in Annex 6.3, section 5 (Tax Matters) and 9 (Social Security Matters) 6 (six) months after the final and binding and non-appealable assessment of the relevant Taxes or social security contributions; and,

c.	With respect to all other Business Representations and Warranties made in Annex 6.3 as from 24 (twenty-four) months following the Closing Date.

6.13.2.	Any claim by the Purchaser against the Seller under this clause 6 shall not be precluded or time-barred (verjährt) if the Purchaser commence the proceedings against the Sellers in accordance with Annex 6.15 before the expiration of the time limitation set forth above. Further, for the avoidance of doubt, the time periods to bring claims against the Sellers shall remain in place and/or be prolonged accordingly, if the proceedings under Annex 6.15 and/or any formal administrative, settlement, court, arbitration or other proceedings between the Purchaser or the Company and the relevant Governmental Authority or third parties are pending.

6.14.	Indemnity payment

If the Loss is suffered by the Purchaser, the compensation for the Loss shall be made by the Sellers to the Purchaser. If the Loss is suffered by the Company, the indemnity shall be made by the Sellers to the Company and/or the Purchaser, at the latter’s discretion.

6.15.	Claim procedure

The obligation of the Sellers to indemnify the Purchaser or the Company under any of the provisions set forth in this clause will be subject to the claim procedure set out in Annex 6.15. The deadlines and obligations under articles 201 and 210 para. 1 and 2 CO are waived and replaced in full by the provisions of clause 6.4, 6.13 and Annex 6.15.

7.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

7.1.	The Purchaser hereby represents and warrants to the Sellers that the following is true and correct and not misleading as of the Closing Date (the Purchaser’s Representations and Warranties):

(i)	It has the full power and authority to execute this Agreement and, if applicable, the rest of the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby;

(ii)	The execution of the Agreement and, if applicable, the rest of the transaction documents to which it is a party has been authorized by all necessary corporate actions, where required, on its part;

(iii)

The Agreement constitutes a valid and binding obligation of the Purchaser and is enforceable against it in accordance with its respective terms, all except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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(iv)	The Initial Consideration Shares, when issued pursuant to this Agreement shall be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

7.2.	The Purchaser agrees to indemnify the Sellers for any Loss the Sellers may suffer as a result of the lack of veracity or inaccuracy of the Purchaser’s Representations and Warranties. This indemnification obligation shall survive and remain in full force and effect until the first anniversary of the Closing Date, provided that if, at any time prior to the expiry of such period, any of the Sellers delivers to the Purchaser a written notice asserting a claim under this clause, then the claim asserted in such notice shall survive the first anniversary of the Closing until the claim notice is fully and finally resolved.

8.	CONFIDENTIALITY

8.1.	Parties undertake not to make public (by way of an announcement or by press release or in any other manner) the identity of the Purchaser, the Share’s sale and purchase, this Agreement (including its existence), or the terms hereof without the other Parties’ prior written consent, unless any applicable law or regulation or judicial or administrative order requires any publication or disclosure thereof, in which case the Parties agree to notify each other in advance of any such request and to limit any disclosure of information relating to the Company’s valuation and, in particular, the amount of the Initial Consideration, to the absolute minimum necessary to comply with such requirement.

8.2.	Notwithstanding the foregoing, the Parties may disclose to any of their directors, officers, employees, auditors and advisors those aspects of the Agreement that they deem necessary for its compliance, subject to the signing of a confidentiality agreement.

8.3.	In addition, the Parties undertake, regarding the Company and its Activity, to: (i) keep absolutely confidential all knowledge, data and economic, technical, technological, know- how, research, R&D, administrative, commercial relations, commercial and productive strategies regarding the, which they have or have access, and (ii) not use the information received to carry out, directly or indirectly through third parties, activities that may interfere or in any other way harm the Company or its Activity.

8.4.	In view of the fact that Purchaser is a public company traded on the NASDAQ, the execution of the Agreement and discussions relating thereto may be deemed to constitute material non-public information under the United States securities laws (the Securities Law). The Sellers, the Company and their representatives who are informed as to the subject matter of this Agreement shall not trade in the securities of Purchaser or otherwise carry out any act or omission that may constitute use of inside information or material non-public information in violation of the Securities Law.

9.	NON-COMPETE

9.1.	As of the Closing Date and for the period of two (2) years thereafter, each Majority Seller hereby undertakes not to, directly or indirectly, either alone or jointly with any other person or in any capacity whatsoever:

(i)	Solicit, induce or persuade (or attempt to do the same) any supplier, customer, affiliate and/or partner of the Company or its subsidiaries to terminate, alter or otherwise reduce the scope of its business relationship with the Company and/or any Affiliate;

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(ii)	Carry on, operate, manage, be engaged or economically interested in, (whether as a shareholder, director, officer, employee, consultant or otherwise) a business competing with the Activity, as currently conducted or as expected to be conducted.

(iii)	Solicit, induce or persuade (or attempt to do the same) any senior employee, director, executive, or consultant of the Company or its subsidiaries to leave the employ of, and/or terminate its engagement with, the Company or any of its Affiliates;

(iv)	Solicit for employment, hire or engage as an independent contractor, any employee or independent contractor of the Company or of any of its Affiliates;

9.2.	The above restrictions shall not prohibit any Seller from holding up to five percent (5%) of the outstanding issued share capital of a competing company listed on any recognized stock exchange, solely as a passive financial shareholder.

9.3.	The Parties acknowledge and agree that the restrictions contained in this clause are no greater than is reasonably necessary for the protection of the interests of the Purchaser, and the Company.

9.4.	In the event of a breach by any of the Majority Sellers of the non-compete obligation set out in this Agreement, and without prejudice to the general liability regime and any other remedies available to the Purchaser under this Agreement, the breaching Seller shall pay to the Purchaser, as liquidated damages, an amount equal to twice the Initial Consideration actually received by such Seller under this Agreement for each violation or breach. The payment of the liquidated damages shall not release the breaching Seller from its obligations under this Agreement and actions for performance and claims for further damages by the Purchaser expressly remain reserved.

10.	INTEREST

10.1.	If either the Purchaser or any of the Sellers defaults in the payment when due of any sum payable under this Agreement (whether determined by agreement or pursuant to an order of a court or otherwise), the liability of the relevant Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgement) at a simple non-compounding interest rate of four percent (4%) per annum.

11.	CURRENCY AND EXCHANGE RATE

11.1.	All amounts payable under this Agreement shall be denominated and settled in United States dollars (USD).

11.2.	Notwithstanding that the accounting records of the Company are maintained in Swiss francs (CHF), for the purpose of determining any amount correspondent by virtue of this Agreement, all figures derived from such records shall be converted into USD.

11.3.	Such conversion shall be made using the exchange rate published by the European Central Bank (or, if unavailable, any other internationally recognized source agreed between the Parties) on the Business Day immediately preceding the Closing Date, unless otherwise agreed in writing by the Parties or, where applicable, on the Business Day immediately preceding the date on which the relevant amount has to be settled.

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12.	SELLERS’ REPRESENTATIVE

12.1.	The Sellers hereby appoint Mr. Timo Steitz as their representative for the purposes of this Agreement (the Sellers’ Representative), granting him all necessary powers to act on behalf of the Sellers and to perform all acts necessary or convenient for the implementation of this Agreement, and in particular:

(i)	To sign, on behalf of the Sellers, any contracts or documents contemplated under this Agreement;

(ii)	To receive from or send to the Purchaser, and/or to the person or entity responsible for dispute resolution, any notices and/or communications; and

(iii)	To represent the Sellers to the fullest extent in any matters related to this Agreement.

12.2.	In accordance with the foregoing: (i) any notice, communication and/or act from the Purchaser addressed to the Sellers’ Representative (including, without limitation, any communication or claim addressed to the Sellers) shall be deemed to have been made or carried out in respect of all the Sellers (or, where applicable, in respect of any of them individually); (ii) any notice, communication and/or act from the Sellers to the Purchaser shall only be valid if made or carried out by the Sellers’ Representative, in which case it shall be deemed to have been made by all the Sellers (or the Majority Sellers, where applicable); and (iii) any act or document executed, granted or signed by the Sellers’ Representative under this Agreement shall be deemed to have been executed, granted or signed by all the Sellers (or their respective successors or assigns).

12.3.	The Sellers may replace the Sellers’ Representative with another person, provided that such replacement shall not be effective until the Purchaser has received, in accordance with the terms of this Agreement, a notice signed by all the Sellers, together with the necessary contact details of the new representative for the purpose of notices and communications.

13.	SOLE REMEDY

13.1.	Unless expressly set forth otherwise in the Agreement, the Parties expressly agree that all the remedies contained therein are the only ones that the Parties may enforce against each other, thereby comprising the entire compensation regime for any Loss regarding the sale and purchase of Shares subject matter of the Agreement. Accordingly, the parties hereby expressly renounce, in the broadest terms allowed by law, the right to exercise any action to claim against any other Party, different from those set out in the Agreement that, without such renunciation, might be entitled to exercise under the applicable law.

14.	MISCELLANEOUS

14.1.	Costs. Each of the Sellers (on the one hand) and the Purchaser (on the other hand) shall be responsible for its own costs and expenses in connection with the transaction contemplated herein. Any Swiss securities transfer tax (Umsatzabgabe), if any, incurred in connection with the transfer of the Shares shall be borne by the Party legally subject to such tax.

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14.2.	Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the Shares’ sale and purchase, the provisions of this Agreement and the intentions of the parties as reflected thereby.

14.3.	Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Purchaser and the Sellers, with the exception of an assignment or transfer from the Sellers or the Purchaser to any entity Controlling, Controlled by or under common Control therewith.

14.4.	Entire Agreement. This Agreement and the schedules hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled, including the Term Sheet dated March, 2025.

14.5.	Amendments. Any term of this Agreement may be amended only with the express and unanimous written consent of the Parties.

14.6.	Notices. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party. Any such notice or communication shall be delivered by any means (whether physical or electronic) that allows evidence of its receipt by the recipient.

14.7.	Delays or omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

14.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be amended to the maximum extent required to render it valid, legal and enforceable (or deleted if no such amendment is feasible), and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

14.9.	Governing Law and jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of the Agreement shall be governed by and construed and enforced in accordance with the substantive laws of Switzerland, excluding its rules on conflict of laws and excluding international treaties. Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including without limitation, disputes, controversies or claims regarding the validity, invalidity, breach or termination thereof, shall be finally resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of Arbitration (as such term is defined in the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution) is submitted in accordance with such rules. The number of arbitrators shall be three. The seat of the arbitration shall be Zurich. The arbitral proceedings shall be conducted in English.

14.10.	Electronic execution. This Agreement and any other documents relating to this Agreement, and any amendments or supplements thereto or mutually agreed cancellation thereof, shall be treated as a handwritten original delivered in person, to the extent that they are executed (i) using an electronic signature (such as DocuSign, Skribble or Adobe Sign, whether or not the electronic signature is issued by a provider recognized or accredited under applicable law) or (ii) by email delivery of a hand-signed PDF; unless this Agreement expressly provides that any document hereunder must be executed in handwritten (wet-ink) form.

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IN WITNESS WHEREOF, the Parties execute this Agreement in the capacities in which they act, on the Closing Date.

MYSIZE INC.

By:	/s/ Ronen Luzon	/s/ Mr. Timo Steitz
Title:	Chief Executive Officer

	/s/ Mr. Wilhelm Steitz	/s/ Mr. Ettore Weilenmann

LIST OF ANNEXES

Annex 0	List of Sellers
Annex I	Distribution of the share capital
Annex 1.1	Definitions
Annex 1.2	Rules of interpretation
Annex 3.3.1(ii)	Initial Consideration Shares distribution
Annex 3.4.1	Bank accounts’ details
Annex 4.2.2 (vi)	Lock-Up Agreement
Annex 4.2.2 (vii)	Voting Agreement
Annex 4.3.1	Waiver template related to the Company’s stock options plan
Annex 5.3	Preferred Sellers’ Claims
Annex 6.2	Fundamental Representations and Warranties
Annex 6.3	Business Representations and Warranties
Annex 6.15	Claim procedure

Annex 0

List of Sellers

[***]

Annex 1

Distribution of the share capital

[***]

Annex 1.1 Definitions

Accounting Rules	shall mean the accounting rules and principles set forth in the CO.

Activity	has the meaning assigned in Exhibit II.

Affiliate	shall mean with respect to any particular Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

Agreement	has the meaning assigned in Exhibit V.

Basket	has the meaning assigned in clause 6.12.1 (ii) b.

Business Day	means any other day than Saturday, Sunday or bank holiday in the city of Zurich.

Business IT	shall mean all Information Technology which is owned or licensed by the Company and/or which has been used in the Ordinary Course of Business.

Business Representations and Warranties	has the meaning assigned in clause 6.3.

Closing	has the meaning assigned in clause 4.1.1.

Closing Date	has the meaning assigned in clause 4.1.1.

CO	shall mean the Swiss Code of Obligations.

Company	has the meaning assigned in Exhibit I.

Control	means the ability to direct, or cause the direction of, the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise, including through the beneficial ownership of more than fifty percent (50%) of the ownership interests or voting rights or the right to appoint the majority of the directors (or the equivalent thereof) therein.

Corum Fees	has the meaning assigned in clause 3.3.2.

CPC	shall mean the Swiss Civil Procedure Code.

Data Protection Regulations	shall have the meaning set forth in Annex 6.3.

Defense Completion Notice	has the meaning assigned in Annex 6.15.

De Minimis	has the meaning assigned in clause 6.12.1 (ii) a.

Direct Claim	has the meaning assigned in Annex 6.15.

Due Diligence Process	has the meaning assigned in Exhibit III.

Financial Statements	shall have the meaning set forth in Annex 6.2.

Fundamental Representations and Warranties	has the meaning assigned in clause 6.2.

Governmental Authority

shall mean (i) any sovereign political division or political subdivision thereof; (ii) any government thereof (whether federal, state, local or foreign) or any department, agency, bureau, commission, office, service, regulatory body or other instrumentality of government; or

(iii) any court or quasi-judicial (whether public or private, including any arbitration tribunal).

Independent Expert	shall mean expert different from the Company’s audit firm (or legal advisors, where applicable), chosen by mutual agreement between the Parties (in the event that there is no agreement between the Parties on the appointment of the same, the one appointed by the Purchaser).

Information Technology	shall mean information systems, communication systems, or a computer system, including software, data, databases, data communication lines, systems, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network, hardware and peripheral equipment.

Initial Consideration	has the meaning assigned in clause 3.3.1.

Initial Consideration Shares	has the meaning assigned in clause 3.3.1 (ii).

Initial Cash Consideration	has the meaning assigned in clause 3.3.1 (i).

Initial Equity Consideration	has the meaning assigned in clause 3.3.1 (ii).

IP-Rights	shall mean, in any jurisdictions, any trademarks, patents, service marks, service names, trade names, domain names, logos, inventions, trade secrets and other rights in know-how, design rights, utility models, copyrights (including software), rights in databases and all other similar proprietary rights, including, any registration of such rights and applications including provisional applications and rights to apply for such registrations, patents, and patent applications (including all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof) and all other intellectual property rights.

Law	shall mean any federal, state, local, foreign or other law or governmental requirement of any kind, and the rules, regulations, statutes, Permits and Orders promulgated thereunder.

Licensed IP-Rights	shall have the meaning set forth in Annex 6.3.

Lien	shall mean any lien, charge, encumbrance and security interest, irrespective of whether such Lien arises under any agreement or by operation of statutory law.

Lock-up Agreement	has the meaning assigned in clause 4.2.2 (vi).

Loss/es	has the meaning assigned in clause 6.9.

Majority Seller/s	has the meaning assigned in PARTIES.

Majority Seller 3	has the meaning assigned in PARTIES.

Material Adverse Change	shall mean any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, financial conditions, capitalization, assets, liabilities, operations, or results of operations of the Company.

Material Contract	shall have the meaning set forth in Annex 6.3.

Net Initial Cash Consideration	has the meaning assigned in clause 3.3.2.

Notice of Direct Claim	has the meaning assigned in Annex 6.15.

Notice of Disagreement with the Defense Completion Notice	has the meaning assigned in Annex 6.15.

Notice of Third-Party Claim	has the meaning assigned in Annex 6.15.

Open Source Software	shall have the meaning set forth in Annex 6.3

Order	shall mean (i) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority (including any arbitration award rendered by an arbitrator) having competent jurisdiction to render such; and (ii) any settlement agreement entered into in connection with the settlement, dismissal or other resolution of any Proceeding.

Ordinary Course of Business	shall mean the ordinary course of business of the Company, consistent with its past custom and practice (including with respect to quantities and frequencies), but excluding any action or omission that constitutes (or, with the passage of time, the giving of notice by any Person or the happening of any other event, would constitute) a breach of any contract or warranty, a tort, an infringement of any right of any other Person or a violation of Law.

Owned IP-Rights	shall have the meaning set forth in Annex 6.3.

Party/ies	means the Sellers and the Purchaser.

Permit	shall mean any written approval, consent, exemption, franchise, accreditation, license, permit, waiver, registration, filing, certificate or other authorization required by Law or any Governmental Authority.

Person	shall mean an individual (natural) person, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any other entity.

Proceeding	shall mean any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment or claim, or any notice of any of the foregoing, by or before any Governmental Authority.

Proprietary Software	shall have the meaning set forth in Annex 6.3.

Purchaser	has the meaning assigned in PARTIES.

Purchaser’s Knowledge	has the meaning assigned in clause 6.8.

Purchaser’s Representations and Warranties	has the meaning assigned in clause 7.1.

Related Party/ies

shall mean (i) any Affiliate of the Sellers; (ii) any director, manager, officer or employee of the Sellers (or of any of their Affiliates); and

(iii) any family member of any of the foregoing who is a natural person.

Securities Law	has the meaning assigned in clause 8.4.

Seller/s	has the meaning assigned in PARTIES.

Sellers’ Representations and Warranties	means the Fundamental Representations and Warranties and Business Representations and Warranties

Sellers’ Representative	has the meaning assigned in clause 12.1.
Shares	has the meaning assigned in Exhibit I.

Taxes	shall mean all tax liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, value added taxes and all other taxes payable to any competent taxing authority in any jurisdiction, as well as any interest, penalties, costs and expenses reasonably related thereto.

Third-Party Claim	has the meaning assigned in Annex 6.15.

Transaction Documents	shall have the meaning set forth in Annex 6.2.

Voting Agreement	has the meaning assigned in clause 4.2.2 (vii).

Annex 1.2

Rules of interpretation

a)	The preliminary remarks contained in the Exhibitions and the content of any Annexes to the Agreement shall be deemed an integral part of the Agreement.

b)	References to a person shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality) and shall include any of its successors and permitted assigns thereof.

c)	Unless otherwise specified, references made to “clauses” shall be understood to mean clauses of the Agreement.

d)	Unless the context or the expressed provision of this Agreement otherwise require, headings and subheadings of the paragraphs and/or provisions contained herein are for convenience and reference purposes only and shall not have any effect on the meaning or construction of any of the provisions hereof.

e)	Unless expressly specified, the use of “or” is not intended to be exclusive.

f)	The words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”.

g)	Any Exhibit or Annex to this Agreement shall take effect as if set out in the Agreement and references to the Agreement shall include its Exhibits and Annexes. If any conflict arises between the clauses in the Agreement and the content of its Exhibits, Annexes or any complementary document, the terms, spirit and object of the clauses of the Agreement shall prevail, unless it is otherwise expressly provided.

h)	The expression “for the avoidance of doubt” shall have full binding force and effect, and constitute clarifications or specifications of which do not prejudice the generality of the provisions referred to.

i)	Except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof.

Annex 3.3.1(ii)

Initial Consideration Shares distribution

[***]

Annex 3.4.1

Bank accounts’ details

[***]

Annex 4.2.2(vi)

[***]

Annex 4.2.2(vii)

[***]

Annex 4.3.1

Waiver template related to the Company’s stock options plan

ShoeSize.Me AG

Leberngasse 19

4600 Olten

(Company)

Place:	Date:

WAIVER

To the Board of Directors of the Company, with reference to:

(i)	that certain stock option plan of the Company dated 31 July 2015 (Stock Option Plan); and

(ii)	those certain letter(s) of assignment entered between the Company and me dated (each a Letter of Assignment);

I, ________________________, hereby confirm that I was granted ______________options under the Stock Option Plan (Options).

I hereby agree to waive all rights and claims in connection with the ______________ Options granted to me under the Stock Option Plan (to the extent still existing as of the date hereof), whether vested or not, whether exercisable or not. All vested Options shall be deemed to have been re-assigned to the Company and, thus, lapsed. I acknowledge and agree that no Options are/will be exercisable by me at any time.

I agree not to receive any consideration from the Company for my waiver of the Options.

I further agree that all past, present, and future claims in connection with the Stock Option Plan as well as the Letter of Assignment are hereby settled and that I will not assert any further claims in this connection.

This waiver is governed by substantive Swiss law, to the exclusion of the UN Convention on Contracts for the International Sale of Goods (CISG) and any rules of collision of laws and international treaty. Any dispute, controversy or claim arising out of or in connection with this waiver shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, with the place of jurisdiction being Zurich 1, Switzerland.

Name:

Noted and acknowledged by:

ShoeSize.Me AG

Name:	Name:

Annex 5.3

[***]

Annex 6.2

Fundamental Representations and Warranties

Annex 6.2

Fundamental Representations and Warranties

1.	Sellers’ Capacity and Authority

1.1	With respect to each Seller that isa natural person, each Seller is competent and has full power, right and authority to enter into and perform its obligations under this Agreement and each of the ancillary agreements (Transaction Documents) to which it is a party.

1.2	Each Seller that is a legal entity is duly incorporated, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation. It has full corporate power and authority, duly authorized by all necessary corporate actions, to enter into this Agreement and each of the Transaction Documents to which it is a party, and to perform its obligations thereunder and hereunder. The signatories acting on behalf of such Seller are duly authorized.

1.3	This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

1.4	With respect to each Seller that is a legal entity, the execution and consummation of this Agreement does not violate the articles of incorporation or constitutional documents of the Seller or the Company or any agreement, Laws or judgment to which the Seller or the Company respectively is a party or to which the Seller or the Company respectively is subject or bound.

1.5	There is no requirement for the Sellers to make any filing to or to obtain any approval from any Governmental Authority as a condition to consummating the transaction contemplated by this Agreement.

1.6	No Seller is involved in any legal or other proceedings, nor are such proceedings pending, threatened or reasonably likely to arise, which in any manner challenges or seeks to prevent, materially alter or materially delay the transactions contemplated in this Agreement.

1.7	No Seller is insolvent (zahlungsunfähig) or subject to any pending or threatened voluntary or involuntary dissolutions, reorganisations, debt moratoria, bankruptcy, debt collection or similar proceedings.

2.	Title to Shares

2.1	The Sellers have good and valid title to the Shares, free and clear of any Liens and the Shares are not subject to any pre-emptive right, right of first refusal, right of first offer or any similar right of a third party or other transfer restrictions (other than transfer restrictions provided for in the articles of association of the Company and under the shareholders’ agreement related to the Company), and the Company is not party to any arrangement for sharing income.

2.2	The Sellers hold 100% of the Shares and each Seller is the legal and beneficial owner of the number of Shares as set out in Annex I.

2.3	Each Seller has the right and capacity to transfer and sell complete title to its Shares on the terms of this Agreement. Upon consummation of the transaction contemplated by this Agreement in accordance with the terms hereof, the Purchaser will receive good and valid title to the Shares, free and clear of any Liens.

3.	INITIAL CONSIDERATION SHARES

3.1	Each Seller is acquiring the Initial Consideration Shares for his or her own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Initial Consideration Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Each Seller agrees that the Initial Consideration Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Each Seller is able to bear the economic risk of holding the Initial Consideration Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his, her or its investment.

3.2	Each Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act and each Seller is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act. Each Seller is not a U.S. Person as defined in Regulation S. If a Seller is not a U.S. Person, such Seller (i) acknowledges that the certificate(s) representing or evidencing the Initial Consideration Shares contains a customary restrictive legend restricting the offer, sale or transfer of any Initial Consideration Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (ii) agrees that all offers and sales by such Seller of Initial Consideration Shares shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (iii) represents that the offer to purchase the Initial Consideration Shares was made to such Seller outside of the United States, and such Seller was, at the time of the offer and will be, at the time of the sale and is now, outside the United States, (iv) has not engaged in or directed any unsolicited offers to purchase Initial Consideration Shares in the United States, (v) is neither a U.S. Person nor a Distributor (as such terms are defined in Rule 902(k) and 902(d), respectively, of Regulation S), (vi) is purchasing the Initial Consideration Shares for its own account and not for the account or benefit of any U.S. Person, (vii) is the sole beneficial owner of the Initial Consideration Shares specified on signature pages hereto opposite his name and has not pre-arranged any sale with a Seller in the United States, and (ix) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, such Seller (i) agrees not to engage in hedging transactions with regard to the Initial Consideration Shares unless in compliance with the Securities Act; and (ii) understands that the statutory basis for the exemption claimed for the sale of the Initial Consideration Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

3.3	Each Seller has had the opportunity to consult his, her or its own independent legal, tax, accounting and other advisors with respect to each Seller’s rights, benefits, and obligations under this Agreement and the tax and other economic consequences to such Seller of the receipt or ownership of the Initial Equity Consideration, including the tax consequences under applicable laws and the possible effects of changes in such applicable laws. Each Seller is not relying on Purchaser or any of its affiliates or any of Purchaser’s employees, agents, representatives or advisors with respect to the legal, tax, economic and related considerations of an investment in the Initial Equity Consideration.

3.4	Each Seller understands and agrees that the investment in the Initial Consideration Shares involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Initial Consideration Shares or the future profitability or success of Purchaser, the Company and their respective affiliates.

3.5	Each Seller acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the Company’s filings with the Securities and Exchange Commission and has been afforded, (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Initial Consideration Shares and the merits and risks of investing in the Initial Equity Consideration; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

4.	Each Seller consents to the placement of a legend on any certificate or other document evidencing the Initial Consideration Shares that such securities have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. Each Seller is aware that the Purchaser will make a notation in its appropriate records with respect to the restrictions on the transferability of such Initial Equity Consideration. The legend to be placed on each certificate shall be in form substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

Annex 6.3

Business Representations and Warranties

Annex 6.3

Business Representations and Warranties

1.	Compliance with Applicable Laws

1.1	The Company has at all times and in all material respects conducted its business and affairs in accordance with applicable Laws, including any orders or directions from any Governmental Authority. The Company has not received written notice from any Governmental Authority that it is in breach of any applicable Law and the Company is not in default of any Law, order, decree or judgment of any court or any Governmental Authority in any jurisdiction.

1.2	No Governmental Authority has required the Company to take or to omit any action (including in relation to any person acting for or on behalf of the Company) to rectify any violation or non-compliance with any Laws, and the Company has not received any written notice or is under any order or direction from any Governmental Authority regarding the same.

1.3	The Company is not the subject of any ongoing official investigation or inquiry or proceedings initiated by any Governmental Authority with regard to any actual or suspected violation or non-compliance with any Law nor do any circumstances or facts exist in relation to the Company (nor any person acting on behalf of the Company) and/or to the conduct of the business of the Company which are likely to give rise to any such investigation or inquiry or proceedings.

1.4	The Company has obtained all licences, permits, approvals and authorizations (public or private) or consents required under applicable Law to operate its business as currently conducted and all such licences, permits, approvals and authorizations are in full force and effect.

1.5	The Company has not applied for or received any investment grant, employment subsidy or other similar payment or allowance and no such grant, subsidy, payment or allowance paid or due to be paid to the Company is or may be liable (if already provided) to be refunded or (if application has been made), withheld or refused (in whole or in part) (including without limitation, in consequence of anything which the Company has done or omitted to do (or has agreed to do or omit to do) or for any other reason).

1.6	There are no contracts or obligations, agreements, arrangements or concerted practices involving the Company and no practices in which the Company is or has been engaged which are void, illegal, unenforceable, registrable or notifiable under or which contravene any competition, anti-trust, anti-monopoly or anti-cartel legislation or regulations anywhere in the world, nor has the Company received any threat or complaint or request for information or investigation in relation to or in connection with any such legislation or regulations. The Company is not subject to any order, judgment, decision or direction given by any court or governmental or regulatory authority in any jurisdiction, nor is it party to any undertaking or assurance given to any such court or authority, in relation to competition matters which are still in force.

2.	Financial Information

2.1	The data room folder accessible to the Buyer under https://caligae.dealroom.net/#/documents/folder/543408 Folder 1 (specifically Index 1.1. and 1.7. contains true and complete copies of the following financial statements of the Company (Financial Statements):

a.	the audited balance sheet of the Company as of 31 December 2023 and the audited balance sheet of the Company as of 31 December 2024, and the related income statements, together with the notes thereto for the years then ended; and,

b.	the unaudited interim balance sheet of the Company as of 30th June 2025 and the related income statement, for the 6 months then ended.

2.2	The Financial Statements are complete and correct and consistent with the books and records of the Company and have been prepared in accordance with applicable Law and have been prepared using the same bases, methods, principles and policies of accounting, valuation and depreciation. The Financial Statements give a true and fair view of the assets and liabilities, financial condition and earnings positions of the Company as for the times and for the periods referenced therein. Without limiting the foregoing, none of the assets recorded in the Financial Statements are overvalued and none of the liabilities are undervalued.

2.3	The Financial Statements disclose and make full provisions or reserves for all liabilities (or note in accordance with the accounting principles) and for all accrued, contingent, uncertain or disputed liabilities. The Company has no liabilities except for liabilities set forth in the Financial Statements (including its notes), as for the times and for the periods referenced therein.

2.4	The books of the accounts and all supporting books and records have been properly kept as required under the applicable legal, regulatory and accounting requirements and are up-to-date.

3.	Assets

3.1	The assets owned, leased or licensed by the Company include all of the tangible and intangible assets, properties and rights necessary to conduct the Activity of the Company as presently conducted and as currently proposed to be conducted.

3.2	The Company has good and marketable title to, or a valid right to use, all tangible and intangible assets, property and rights used by the Company or shown in the Financial Statements (except to the extent that assets have been disposed of in the Ordinary Course of Business), in each case free and clear of all Liens.

3.3	All assets of the Company are in good condition and repair and are useable in the Ordinary Course of Business and none of these assets require any repair or replacement except for maintenance in the Ordinary Course of Business.

3.4	None of the assets of the Company are held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Company.

4.	Products and Services

The Company has not sold any products or rendered any services which fail to comply with any representations or warranties made by the Company or with any legal or regulatory Laws or technical specifications which the products and services purport to fulfil, and the Company has not received written notice of any material claim by any customer or third party in respect thereof that has not been fully provisioned or reserved in the Financial Statements.

5.	No Real Property

The Company does not own and has not owned since its incorporation any real property.

6.	Tax Matters

6.1	All Tax Returns, notices and computations required to be filed prior to Closing by or with respect to all Taxes, both direct and indirect, under any jurisdiction or any part thereof, payable or to be withheld or reimbursable by the Company have been filed in a timely manner. All such Tax Returns, notices and computations:

a.	have been prepared in the manner required by the applicable Laws;

b.	are true, correct and complete and are not subject of any material dispute nor are likely to become subject of any material dispute with Tax Authorities; and

c.	accurately reflect the liability for all Taxes, both direct and indirect, under any jurisdiction or any part thereof, of the Company.

6.2	The Swiss tax assessments of the Company with respect to cantonal and federal income taxes are final up to and including the financial year 2023, whereas the tax assessments for the year 2024 are pending.

6.3	All Taxes (whether or not shown on any Tax Return) relating to a tax period ending on (and including) the Closing Date have been timely and fully paid, withheld or collected when due, or, to the extent not due prior to the Closing Date, fully provisioned for as Real Financial Debt. Since 1 January 2025 Taxes have only accrued in the Ordinary Course of Business. Without limiting the generality of the foregoing, the Company has deducted, withheld and timely paid to the appropriate governmental or regulatory authority all Taxes or social security contributions in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

6.4	The Company has not been involved in any transactions with any of its shareholders, directors, employees or any other Related Parties, which has given or may give rise to a liability for Taxes, including any constructive or hidden dividends, other than Taxes arising from normal business activities or transactions entered into during the Ordinary Course of Business.

6.5	No claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, and there is no basis for any such claim to be made.

7.	Material Contracts

7.1	The data room folder accessible to the Buyer under https://caligae.dealroom.net/#/documents/folder/543408 Folder 1.5, 2.2 and 2.3.12 contains all material contracts, whether entered into in writing or orally, of the Companies with any party regarding (the contracts contained therein collectively the Material Contracts):

a.	joint venture agreements, co-operation, strategic alliances, joint development, IP or software-development contracts and similar agreements;

b.	consultancy, service or IT agreements with agreed payments exceeding USD 5,000 per annum;

c.	rental and lease agreements regarding premises used by the Company;

d.	loans or other credit agreements entered into as a lender or borrower;

e.	guarantees, suretyships, assumption of debts, comfort letters or similar legal instruments of any kind issued by the Company;

f.	license agreements entered into as a licensor or licensee with regard to or relating of any of the Company’s IP Rights, including any licenses relating to Licensed IP- Rights, and/or any other contracts with third parties or Related Parties regarding the development or use of IP-Rights;

g.	agreements with customers, suppliers, franchise partners, distributors (commercial agents) and sponsorship agreements in each case with an aggregate contract value exceeding USD 5,000;

h.	any other agreement, which provides for any restrictive impact on competition;

i.	any other agreement which requires annual payments of USD 5,000 or more in the individual case;

j.	any material transaction, arrangement or understanding between the Company and any Related Party;

k.	any other agreement or obligation which has been entered into or incurred outside the Ordinary Course of Business or which otherwise are of material relevance for the Activity of the Company.

l.	agreements or arrangements regarding confidentiality and non-disclosure;

m.	management service, consulting, maintenance or any other similar agreements, contracts or commitments (including any employee lease or outsourcing arrangements);

7.2	All Material Contracts are valid, binding and enforceable and have been entered into at an arms’ length basis. None of the Material Contracts has been terminated or is about to be terminated, in particular, the Company has not given or received any notice of ordinary or extraordinary termination, or written request or threat for modification of any Material Contract.

7.3	The Company has complied with its respective material obligations under all Material Contracts and has not received any notice of breach by a counterparty. To Majority Seller’s best knowledge, all contractual counterparties to a Material Contract have complied with their obligations thereunder. No counterparty under a Material Contract has a right to terminate, amend or otherwise modify a Material Contact in connection with this Agreement or its consummation.

8.	IP-Rights

8.1	The data room folder accessible to the Buyer under https://caligae.dealroom.net/#/documents/folder/543408 (Index 2.4.7.) contains a complete and correct list of all registered or applied-for IP-Rights owned by the Company (the Owned IP-Rights). None of the Owned IP-Rights is subject to any Lien and the Company is the sole and exclusive legal and beneficial owner of the Owned IP-Rights.

8.2	The data room folder accessible to the Buyer under https://caligae.dealroom.net/#/documents/folder/543408 (Folder 2.4.) contains all licences, agreements, authorisations and permissions pursuant to which the Company (i) uses, exploits or holds (or is permitted to use, exploit or hold) any Intellectual Property of any third party or (ii) authorises or permits the use of any Intellectual Property of the Company (the Licensed IP-Rights).

8.3	The Company holds, or has the right to use, all IP-Rights that are required to carry on the Company’s Activity as carried on as at the date of this Agreement and in the twenty- two months immediately prior to the date of this Agreement.

8.4	All IP-Rights are (or, where appropriate in the case of pending applications, will be):

a.	in force, valid and binding and have nothing has been done or not been done as a result of which any of them has ceased to be valid;

b.	not being infringed or challenged or opposed by any Person in any manner and there is no reason to anticipate such infringement, challenge or opposition;

c.	in case of IP-Rights which are registered or which are subject of applications for registration, are validly registered or applied for in the name of the Company, have been properly used to maintain their validity, all registration or renewal fees which are due have been paid, and all steps which are required for their registration, maintenance and protection have been taken; and

d.	in case of IP-Rights related to software developed for use with the Company’s products or services, are fully and solely owned by the Company and the Company has the right to use, make derivative works or other modifications, license, sub- licence, sell or distribute such software without any restrictions.

8.5	The business of the Company does not infringe, and has not infringed in the past, any intellectual property rights of any third party (or would not do so if the same was valid). Without prejudice to the foregoing, the Company has not (except as consistent with the Ordinary Course of Business):

a.	granted any licenses in respect of any IP-Rights required by the business of the Company;

b.	knowingly permitted or caused, in connection with the business of the Company, any infringement of intellectual property rights owned by a third party without taking action in relation to that infringement and remedying it; or

c.	entered into any Lien in relation to the IP-Rights required by the business of the Company.

8.6	The Company has taken all measures to maintain the confidentiality of its trade secrets and know-how.

8.7	As to the Licensed IP-Rights or know-how licensed to the Company, all royalties due thereunder have been fully and timely paid.

8.8	Each person (including current and former employees and officers of the Company and freelancers, independent contractors, consultants) who create or contribute to any portion of, or otherwise would have rights in or to, the IP-Rights of the Company has executed a written agreement (including in wet ink (where required by applicable law to be enforceable)) with the Company that validly and irrevocably assign to the Company all of their rights in and to such IP-Rights, confidentiality and proprietary information and assignment of inventions and/or copyrights No person (including current and former employees and officers of the Company and freelancers, independent contractors, consultants) has (i) excluded any works or inventions made prior to his or her employment with the Company from his or her assignment of inventions, or (ii) failed to affirmatively indicate in such agreement that no such works or inventions made prior to his or her employment with the Company exist. The Majority Sellers are not aware that any person is in violation thereof.

8.9

The Company has not used or distributed any software owned by the Company (Proprietary Software) in conjunction with any Open Source Software in a manner that may subject to such Proprietary Software, in whole or in part, to all or part of the license obligations of an Open Source Software of grants, or purports to grant, to any third party, any rights or immunities pursuant to any IP-Right. No Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that (i) requires or conditions (or purports to require or condition) the use of such Proprietary Software, the applicable Open Source Software or a portion of either of the foregoing on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Proprietary Software or (B) the granting to any third party the right to make derivative works or other modifications to such Proprietary Software or portions thereof or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the Company to use, distribute or charge for any Proprietary Software. No material portion of the source code of any Proprietary Software has been published, placed in escrow, and no licenses or rights have been granted to any third party to distribute, or to otherwise use the source code of, any of the Proprietary Software.

9.	Information Technology

9.1	The Business IT is legally and beneficially owned by or validly licensed, lease or supplied by third parties to the Company. The Business IT is in good working order in all material respects and free of malware. The present capacity and performance of the Business IT is sufficient to satisfy the current and reasonably projected business requirements (including requirements as to data volumes) of the Company.

9.2	The Company does not develop or distribute, nor has developed or distributed any software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation) or any software that contains or is derived from any such software (Open Source Software) in any matter that would require any source code of the software included in the IP-Rights disclosed, licensed for free, publicly distributed, attributed to any person or dedicated to the public. The Company is in compliance in all material respects with all terms and conditions of all relevant licenses (including all requirements relating to notices and making source code available to third parties) for all Open Source Software used in the Company’s business.

9.3	In the 24 months before the date of this Agreement, the Business IT has not failed to any material extent and the data that they process has not been corrupted or compromised. The Company has implemented reasonable measures designed to prevent the Business IT from being affected by, and the Business IT is free from, viruses, bugs or other things that might distort their proper functioning, permit unauthorized access or disable them without the consent of the user.

9.4	The Company (1) has implemented, maintains, and complies with commercially reasonable written information security, business continuity and backup and disaster recovery plans and procedures that are consistent with industry practices, and (2) has taken commercially reasonable steps to assess and test such plans and procedures on no less than an annual basis, and such plans and procedures have been proven effective upon such testing in all material respects.

9.5	No action (including the payment of any sum, or any increased sum, other than normal software licence fees) will be necessary following Closing and as a result of the transaction in order to enable the Business IT to continue to be used by the Company to the same extent and in the same manner as they have been used up to and including the date of this Agreement.

10.	Social Security Matters

10.1	The Company has an affiliation agreement for occupational pension provision with asga pensionskasse, Rosenbergstrasse 16, Postfach, 9001 St. Gallen, with an end term of 31 December 2019. There are no (other) individual pension commitments of the Company towards employees or former employees under which the Company has any pension obligations.

10.2	The Company is in compliance with all applicable pension and social security Laws.

10.3	All social security, pension fund, benefit plan or similar payments due by the Company in favour of the employees under the applicable Laws or any benefit plans relating to a period ending on (and including) the Closing Date have been timely and fully paid, withheld or collected when due, or, to the extent not due prior to the Closing Date, fully provisioned for as Real Financial Debt.

10.4	The benefit plans of the Company do not have an accumulated funding deficiency pursuant to the applicable Laws.

10.5	The benefit plans have been established and administered in accordance with its terms and in compliance with the applicable Laws.

10.6	The Company has prepared and filed all declarations, returns and reports required to be filed with respect to social security contributions or pension schemes in the manner required by the applicable Laws and these are true, correct and complete and are not subject of any material dispute nor are likely to become subject of any material dispute with any competent Governmental Authorities.

11.	Employment Matters

11.1	The data room folder accessible to the Buyer under https://caligae.dealroom.net/#/documents/folder/543408 (Index 2.3.12.18.) is a correct and complete list of all directors, officers and employees of the Company with their salaries and remuneration, including variable compensation entitlements and other monetary fringe benefits. There are no salary increases resolved but not yet implemented.

11.2	The Company complies with all legal, contractual, regulatory, collective bargaining agreements, social security, pension plans and other obligations relating to current and former employees, contractors and consultants. Without limiting the foregoing, the Company has paid all compensation that has become due and payable and has made sufficient provisions for accrued and accruing compensation, including for severance obligations, deferred compensation, bonus and similar payments, overtime work or accrued vacation in the Financial Statements for the period ended December 31, 2024 or provisioned for as Real Financial Debt.

11.3	The Company has not set up any written or oral share incentive schemes, share option schemes or other equity linked incentive schemes for the benefit of any of its directors, officers and employees.

11.4	The Company has no obligation to make any severance, change-of-control or transaction bonus payment, or any payment of compensation for loss of office, employment or redundancy to any present or former director, officer or employee as a direct consequence of the transaction contemplated by this Agreement.

11.5	No employee has given notice of termination of his/her employment or has indicated an intention to terminate his/her employment due to the transaction contemplated by this Agreement or for any other reason.

11.6	All necessary work permits or other authorizations required by the applicable Laws for the employment of directors and/or employees of the Company have been obtained and are in full effect.

11.7	There are no allegations, complaints or claims of sexual harassment made against any directors, officers or employees of the Company and to the best knowledge of the Sellers, there are no facts or circumstances likely to give rise to any such allegations, complaints or claims.

11.8	There are no current pending or threatened disputes with any employee, Governmental Authorities, self-regulatory authorities, works councils or other employee representatives. No mass dismissals have been announced or are being planned.

12.	Insurance

12.1	The data room folder accessible to the Buyer under https://caligae.dealroom.net/#/documents/folder/543408 (Index 2.5.1.) contains a correct and complete list of all insurance policies carried by, or covering, the Company with respect to the Company’s business.

12.2	Such insurance policies are in full force and effect and all premiums due thereon have been paid and the Company is in no default thereunder. The Company has neither received any notice of cancellation or intent to cancel or intent to increase premiums with respect to such insurance policies, nor, to the knowledge of Sellers, is there any basis for any such action.

12.3	All such insurance policies contain coverages that are adequate and prudent in light of the risks inherent in the Company’s business.

12.4	There are no pending claims, (ii) and there were no claims in the past 3 (three) years with any insurance company, and (iii) within the past 3 (three) years there was no denied coverage by any insurance company.

13.	Litigation and Investigations

13.1	Other than as disclosed with regard to the Santoni case and debt enforcement proceedings initiated by Oliver Schäfer against the Company, there are and there were in the past 3 (three) years prior to the Closing Date no Proceedings, claims or Orders pending or threatened against the Company or any Persons for whose acts the Company is responsible (by applicable laws or contract), or against any of the Sellers or to which any of the Sellers is a party with respect to the Activity of the Company, before any court, arbitral tribunal or before any Governmental Authority, nor is there to the best knowledge of the Majority Sellers any basis for any such Proceedings, claims or Orders.

13.2	The Company is neither subject to any Order of any Governmental Authority, nor has the Company received any written opinion or memorandum or legal advice from a legal counsel retained by the Company or any of the Sellers to the effect that the Company is exposed, from a legal standpoint, to any Liabilities which may be material.

14.	Data Protection and Data Security

14.1	The Company has complied in all material respect with all legal and other regulations applicable to the Company and to its business relating to the collection, processing, compilation, use, storage, backup, disclosure, access, transfer and any other handling with personal data according to the Swiss Act on Data Protection, its implementing ordinances (Ausführungsverordnungen) and the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation, GDPR) (Data Protection Regulations).

14.2	Neither the Company nor the Sellers have ever received a communication or notification from any authority or court of non-compliance with Data Protection Regulations or are aware of violations of Data Protection Regulations.

14.3	The Company has during the last five years not:

a.	suffered any material breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any personal data controlled by it;

b.	received any written notice or allegation from any data protection regulator in any other jurisdiction, or a data controller or a data subject, alleging non- compliance with any Data Protection Regulations (including data protection principles); or

c.	received a written claim, written complaint or written correspondence from a data subject or any other person claiming a right to compensation.

15.	Absence of Changes

15.1	Since January 1st, 2025:

a.	the Company’s business has been carried on in the Ordinary Course of Business;

b.	no liabilities have been incurred other than those arising from the Ordinary Course of Business; and

c.	no Material Adverse Change has occurred.

15.2	Since January 1st, 2025, with respect to the business of the Company, the Company has not:

a.	engaged in (i) any merger or consolidation with any other Person; (ii) any acquisition (whether by merger, consolidation or acquisition of shares or assets) of any other Person; or (iii) any acquisition of any material assets from any other Person (except for purchases of supplies in the Ordinary Course of Business);

b.	sold, assigned, transferred, conveyed, leased, distributed or otherwise disposed of any of their assets and properties (whether tangible or intangible), whether or not reflected on the books of the Company, except for sales of inventory for fair consideration in the Ordinary Course of Business;

c.	formed, entered into, varied, terminated or withdrawn from, any material partnership, consortium, joint venture or other association;

d.	instituted any change in its methods of accounting, or accelerated the collection of accounts receivable or delayed the payment of accounts payable of more than CHF 75’000;

e.	issued or cancelled shares of the Company, or granted any rights to acquire such new shares (or any derivatives thereof including options, conversion rights, etc.);

f.	entered, into, increased or extended any liability under any guarantee or indemnity in excess of CHF 10,000 per item other than in the Ordinary Course of Business or incurred or became subject to, or agreed to incur or become subject to, any liability except (i) normal trade or business obligations incurred in the Ordinary Course of Business; and (ii) obligations under Material Contracts in effect on the date of this Agreement;

g.	borrowed any money or incurred any indebtedness or other liability against a third party in excess of CHF 10,000 per item other than in the Ordinary Course of Business;

h.	initiated, discontinued or settled any litigation, arbitration, administrative or any similar proceedings where the amount claimed together with any costs incurred or likely to be incurred exceeds CHF 10,000 per item;

i.	agreed or committed to do any actions set forth in the foregoing paragraphs a. through h. of this section.

16.	Stock options plan

All options granted under any Company’s current or previups employee participation program, including those designated as ‘non-forfeitable’, have lapsed and are no longer exercisable, as the applicable exercise periods have expired and all vesting and employment-related conditions have ceased to exist. No person has any right, whether legal, contractual or equitable, to exercise any option, to acquire shares, or to receive any compensation in connection with any former option entitlement.

17.	Broker Fees

Other than as disclosed in connection with the agreement between the Company, the Majority Sellers and Corum Group International S.à.r.l. as M&A advisor, neither the Company, nor the Sellers have employed any broker, finder or agent or other intermediary in connection with the transactions contemplated by this Agreement to whom the Company would be obligated to pay a broker’s, finder’s or similar fee or commission.

18.	Corporate Existence

18.1	The Company is duly incorporated and organized and validly existing under the Laws of Switzerland, is in good standing and has the full corporate power and authority to own, hold or use its assets and properties and to conduct the Activity as the same is presently being conducted.

18.2	The Shares represent the entire issued and outstanding share capital of the Company. The Shares of the Company are validly issued and fully paid and non-assessable. there are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the Shares or any other securities of the Company.

18.3	Since its incorporation until and including the Closing Date, the Company has not issued any physical share certificates.

18.4	The share register, share transfer records and other shareholder records for the Company are complete and correct and have been maintained in accordance with good business practices and the applicable legal requirements.

18.5	There exists no authorization, obligation or arrangement (present or future, absolute, contingent or otherwise) of the Company or any of the Sellers to issue or sell shares in the Company to any Person. No further capital other than the conditional capital set forth in the Company’s articles of association of CHF 17’805.00 (whether in the form of authorized capital or a capital band), shares, or other equity instruments in the Company have been created or issued or will be issued on or before the Closing Date.

18.6	The electronic excerpt from the Commercial Register regarding the Company dated March 13, 2025 is true, correct and complete. Only the persons registered in the Commercial Register are authorized to represent the Company.

18.7	The articles of association of the Company have been disclosed in in the course of the Due Diligence Process prior to the Closing Date and are true, correct and complete. The Company is in no violation of its articles of association (or other constitutive documents) or bylaws (or other governing documents).

18.8	The Company does not have any subsidiaries (other than NÚMERO DE CALZADO, S.L., registered within the Commercial Register of Barcelona registered with Tax I.D. number B66422882), and does not hold any shares, interests or equity in any other Person and does not have any branches, agencies or permanent establishments.

18.9	The Company is not insolvent (zahlungsunfähig), but is currently over-indebted, nor subject to any pending or threatened voluntary or involuntary dissolutions, reorganisations, debt moratoria, bankruptcy, debt collection or similar proceedings.

19.	No Breach due to Transaction

The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transaction contemplated by this Agreement will not:

a.	violate or conflict in any respect with any provision of the articles of association (or other constitutive documents) or by-laws (or other governing documents) of the Sellers or the Company;

b.	violate or conflict with or result in a breach of or default under any provision of any Law;

c.	breach, violate or constitute a default under or an event which would give rise to any right of termination or cancellation, in accordance with the express terms of any material agreement to which the Company is a party;

d.	require from the Sellers any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party; or

e.	violate or conflict with in any way, or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any restriction imposed by, any court or Governmental Authority.

20.	Disclosure

All information provided by or on behalf of the Company by the Sellers or on their behalf by any of their advisors in connection with the transactions contemplated by this Agreement is complete and accurate in all material respects and the Sellers have disclosed all facts of objective significance relating to the assets, business, operations, financial conditions, earnings or prospects of the Company.

Annex 6.15

Claim procedure

In the event of a claim for any Loss arising from the events listed in clauses 6.2, 6.3 and 6.4, the following provisions shall apply:

1.	Direct Claim

The procedure set out below must be followed for any claim which does not relate to a Third-Party Claim (as defined below) (a Direct Claim):

(i)	When the Purchaser becomes aware of any circumstance that might give rise to a Loss, and no later than forty-five (45) Business Days from that date, shall give notice to the Sellers’ Representative of any Direct Claim (a Notice of Direct Claim).

(ii)	The Notice of Direct Claim shall be made in writing and shall: (i) summarily describe in reasonable terms the circumstances and facts, to the extent then known to the Purchaser, that might give rise to the Loss; (ii) indicate the nature and where reasonably practicable the amounts of the Loss suffered and, where such amount is not possible to determine, the current initial estimate of such amount of the Loss that could be suffered by the Company and/or the Purchaser; (iii) mention (without detailed legal reasoning) the grounds on which the Purchaser understands that such facts or circumstances entail an indemnifiable Loss, and mention the particular provisions in this Agreement under which the Sellers’ liability is applicable..

Failure by the Purchaser to comply with the time and formal requirements contained in the above shall not relieve the Sellers from liability for the alleged Loss, but the Sellers shall not be liable for the Loss (or increased Loss) caused by such failure.

(iii)	Within fifteen (15) Business Days from receipt of the Notice of Direct Claim, the Sellers’ Representative must notify the Purchaser of (a) their acceptance of the Direct Claim and their obligation to pay the amount claimed by the Purchaser; or (b) their total or partial rejection of the Direct Claim and payment of its amount. If the Sellers’ Representative fails to notify the Purchaser of their response within that term, it will be understood that they have rejected the Direct Claim and the provisions of the paragraph (v) below will apply.

(iv)	If the Sellers’ Representative accepts the Direct Claim, the amount of Losses stated in the Notice of Direct Claim shall become final and binding, and the Sellers shall pay such amount to the Purchaser and/or the Company within ten (10) Business Days from the date in which the term to respond to the Notice of Direct Claim elapsed.

(v)	If (a) the Sellers’ Representative rejects the Notice of Direct Claim, or (b) the term to respond to the Notice of Direct Claim has elapsed without the Purchaser having received any response from the Sellers, the Purchaser will be entitled to start the dispute resolution procedure provided for in section 3 below, for the issues and amounts rejected by the Sellers’ Representative. If the dispute resolution procedure is not initiated by the Purchaser within sixty (60) Business Days following the end of the term to respond to the Notice of Direct Claim, the Purchaser will be deemed to have abandoned the relevant Direct Claim and will be obliged to initiate again the procedure described in section 1.1 of this Annex.

2.	Third-Party Claim

If the claim is based on a Loss that may arise from a claim made by a third party, whether a private entity or a Governmental Authority, against the Purchaser and/or the Company (a Third-Party Claim), the following procedure must be followed:

(i)	When the Purchaser duly receives notice of a Third-Party Claim that might give rise to a Loss, will give notice to the Sellers’ Representative to that effect and claim indemnity (a Notice of Third-Party Claim), within the shortest of the following two (2) periods: (a) within thirty (30) Business Days after receipt of the Third-Party Claim; or, if any (b) no later than the end of the first one-third of the statutory period for responding to the Third-Party Claim.

(ii)	The Notice of Third-Party Claim shall be made in writing and include (i) the summons, complaint, pleading or other document(s) served on the Purchaser and/or the Company in connection with the Third-Party Claim; (ii) the same information as applicable for a Notice of Direct Claim as stated above; and (iii) such other documentation on the nature, grounds and background of the Third-Party Claim as may be reasonably possible within the timeframe for serving the Notice of Third-Party Claim.

Failure by the Purchaser to comply with the time and formal requirements contained in the above shall not relieve the Sellers from liability for the alleged Loss, but the Sellers shall not be liable for the Loss (or increased Loss) caused by such failure.

(iii)	The Sellers’ Representative shall notify the Purchaser whether: (a) they reject that a Loss may eventually result from the Third-Party Claim; or (b) if they accept that a Damage may eventually result from the Third-Party Claim, and shall send such notification within the shorter of the following two (2) periods: (a) within fifteen (15) Business Days after receipt of the Notice of Third-Party Claim; or, if any (b) no later than the date on which the second one-third of the statutory period for responding to the Third-Party Claim expires. If the Sellers’ Representative fails to notify the Purchaser of its response within that term, it will be understood that they have rejected the indemnification obligation derived from the Third-Party Claim.

(iv)	If the Sellers’ Representative refuses their indemnification obligation, the dispute between the Sellers’ Representative and the Purchaser shall be resolved pursuant to the provisions provided for in section 3 below. In this case, the Purchaser, acting in good faith, will be entitled to bring any defense it may consider appropriate against the Third-Party Claim, provided that:

a.	The Purchaser shall conduct the defense in good faith with a view to minimizing the potential liability of the Sellers in connection with the Third-Party Claim and, to that end, shall be assisted by a legal counsel if reasonably required under the circumstances and, in general, take all legally and commercially reasonable measures for an adequate defense against the Third-Party Claim.

b.	The Sellers, whether directly or through the advisors appointed at its discretion, will be entitled, at their own costs and expense, to all information on the progress of the Third- Party Claim and have at its own cost and expense reasonable access to the information and documents relating to it.

(v)	If the Sellers’ Representative acknowledges that the Third-Party Claim might give rise to a Loss, the Sellers’ Representative will include in its response: (a) instructions to the Purchaser for total or partial opposition, setting out a specific defense, or for accepting the Third-Party Claim, or, alternatively; (b) notify that the Sellers assume the defense against the Third-Party Claim, accepting liability for any Loss that might be caused to the Purchaser under such Third-Party Claim. For these purposes:

a.	In the case of (v) (a) above, the Sellers will pay the amount of the Loss to the Purchaser and/or the Company within twenty (20) Business Days since the date in which the payment of the relevant Loss to the third-party claimant is to be made.

b.	In the case of (v) (b) above, the Sellers will be entitled to bring the defense that they consider most appropriate (including conducting and leading the discussions and formalities with the competent Governmental Authorities) against the Third-Party Claim, contesting, reaching a court-mediated or out-of-court settlement or accepting the Third- Party Claim. The Sellers will be liable for the Losses arising as a result of the Third- Party Claim and will have to pay the amount to the Purchaser and/or the Company within the earlier of twenty (20) Business Days since the date payment to the third-party claimant is to be made or within the deadlines set by a competent Governmental Authorities. The Purchaser, whether directly or through the advisers appointed at the Sellers’ discretion, will be entitled to request information on the progress of the Third- Party Claim and have, at its own cost and expense, free access to all the information and documents relating to that Third-Party Claim.

(vi)	Notwithstanding the foregoing, (a) settlement or compromise in relation to the Third-Party Claim must have the express written consent of the Purchaser, which may not be unreasonably withheld; and (b) where the claim would, in the opinion of the Purchaser, have or result in a material adverse effect on the course of the Company’s Activity because it is a claim that may affect the rights and obligations arising under relevant contracts, collective labour disputes or claims that may affect the Company’s brands, image or reputation, the Purchaser may, at any time, assume the defense against the Third-Party Claim. In this case, the Purchaser shall provide reasonable evidence to the Sellers of the grounds for such assumption. In any event, the Sellers, themselves or through advisors appointed by the Sellers, shall have reasonable access to the information and documentation relating to the claim in question and the Purchaser shall take into consideration the guidance of the Sellers.

(vii)	In cases where the Purchaser assumes the defense, if and to the extent that the Purchaser makes a decision involving a settlement, compromise or a decision not to continue the defense or not to take legal action to that effect, the Purchaser shall inform the Sellers’ Representative (the Defense Completion Notice) who, within fifteen (15) Business Days of receipt of the Defense Completion Notice, shall advise the Purchaser whether: (a) the Sellers’ Representative accepts the Purchaser’s decision (in which case the liability procedure set out in this Annex shall be deployed in the ordinary way); or (b) the Sellers’ Representative disagrees with the decision on the grounds that it prejudices their interests by failing to raise a defense —and thereby giving rise to Losses— in a matter in which they consider that the Company has not engaged in any wrongdoing and their intention to appoint an Independent Expert to determine whether this was indeed the case (the Notice of Disagreement with the Defense Completion Notice)

(viii)	Once the Notice of Disagreement with the Defense Completion Notice has been communicated, the Parties shall have fifteen (15) Business Days to appoint an Independent Expert, and the report submitted by the Independent Expert shall be equally binding on the Parties (in case the issue is a legal and not an economic opinion, the Parties agree that the legal division of the Independent Expert shall issue its report, which shall consist of a legal opinion on the disputed issue).

(ix)	In the event that the Independent Expert determines that there would have been (a) standing to prove that no wrongful action has been taken to justify the Third-Party Claim; or (b) that the liability should have been less than that ultimately assumed, there shall be no indemnification obligation on the part of the Sellers, or the indemnification shall only be on the amount indicated by the Independent Expert, respectively, and in addition the Purchaser shall bear the expenses of the Independent Expert.

On the other hand, in the event that the Independent Expert determines that the facts of the case are such that there would have been a liability equal to or greater than that ultimately assumed, the Sellers shall bear in full the actual Loss suffered by the Company and/or the Purchaser, and the expenses of the Independent Expert shall be borne in full by the Sellers.

(x)	In any of the above cases, the Purchaser will provide the information the Sellers need to exercise their right to defense as provided for in this section. In addition, the Purchaser shall, and shall use its best efforts to cause the Company to cooperate as necessary, which includes granting powers of attorney or executing other instruments for representation by lawyers or other representatives appointed at the Sellers’ discretion.

3.	Dispute resolution

In the circumstances where the Sellers have set out its objection to a Direct Claim or a Third-Party Claim, if that objection is not resolved with an agreement promptly and, in any event, no later than sixty (60) Business Days, the Purchaser will be entitled to initiate proceedings against the Sellers under the jurisdiction as provided for in clause 14.9 of the Agreement; for avoidance of doubt, it being agreed and understood that Claims of the Purchaser under this Agreement can be brought against the Sellers and are not time barred or forfeit as long as the procedure under this this Annex are ongoing and/or the deadlines and periods set forth in this Annex have not lapsed. In the event the Sellers’ Representative and the Purchaser reach an agreement within the aforementioned period with regards to a Direct Claim, the Sellers shall pay the corresponding amount of Losses to the Purchaser or the Company within fifteen (15) Business Days from the date in which the Sellers and the Purchaser reach an agreement.

The complaint procedure provided for in this Annex is a prerequisite for the Purchaser’s actions under the Agreement. Consequently, failure to comply with the claim procedure provided for herein shall preclude the Purchaser from initiating the dispute resolution procedure provided for in clause 14.9 of the Agreement.